CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman and Chief Executive Officer                                                                                              219-836-2960
Daryl D. Pomranke, President and Chief Operating Officer                                                                                           219-513-5150
Jerry A. Weberling, Executive Vice President and CFO                                                                                                219-513-5103

CFS Bancorp, Inc. Announces Net Income for the Third Quarter of 2010

MUNSTER, IN – October 27, 2010 – CFS Bancorp, Inc. (the Company), (NASDAQ: CITZ), the parent of Citizens Financial Bank (the Bank), today reported net income of $863,000, or $.08 per share, for the third quarter of 2010, compared to a net loss of $(4.7) million, or $(.44) per share, for the third quarter of 2009.

The Company’s net income for the nine months ended September 30, 2010 was $2.5 million, or $.24 per diluted share, compared to a net loss of $(2.5) million, or $(.24) per share, for the nine months ended September 30, 2009.

Financial results for the quarter include:

◆	Annualized year to date deposit growth was 12.6% since December 31, 2009 which includes a 6.3% increase in noninterest-bearing deposits;
◆	Purchased participation loans decreased to $26.5 million from $46.8 million at June 30, 2010, from a combination of loan paydowns and transfers to other real estate owned (OREO);
◆	Non-performing assets increased by $12.0 million to $80.3 million primarily due to two new troubled debt restructurings;
◆	Net interest margin declined to 3.54% in the current quarter from 3.79% in the second quarter of 2010;
◆	Non-interest expense declined 7.8% for the third quarter of 2010 when compared to the prior year quarter; and
◆	Risk-based capital ratio for the Bank improved to 13.21% from 12.81% at June 30, 2010.

Chairman’s Comments

“This was the fourth consecutive quarter of positive earnings, as credit-related costs continue to moderate, and we are making good progress in exiting our purchased participation loan exposure,” said Thomas F. Prisby, Chairman and CEO.  “We are disappointed in the increase in non-performing assets during the quarter, which is primarily due to two new troubled debt restructurings of non-owner occupied commercial real estate loans.  These loan restructurings involve reasonable short-term concessions to allow the borrowers additional time to obtain new leases to replace certain non-renewing tenants and are performing in accordance with their modified terms.”

CFS Bancorp, Inc. - Page 2 of 14

“The industry’s net interest income and net interest margin continue to be under pressure due to a multitude of factors,” continued Prisby.  “The Bank has done very well in its margin performance relative to other publicly-traded peers.”

“The Business Banking team continues to execute our strategy of pursuing commercial and industrial, owner occupied commercial real estate, and multifamily commercial real estate loans, while at the same time maintaining a focus on credit quality and relationship banking,” added Prisby.  “As a result, we generated strong deposit growth in all key categories of deposits during the quarter. The bank has no brokered deposits and does not compete with above market rate paying institutions in need of liquidity.”

Progress on Strategic Growth and Diversification Plan

The Company’s Strategic Growth and Diversification Plan is built around four core objectives: decreasing non-performing loans; ensuring costs are appropriate given the Company’s targeted future asset base; growing while diversifying by targeting small and mid-sized business owners for relationship-based banking opportunities; and expanding and deepening the Company’s relationships with its clients by meeting a higher percentage of their financial service needs.

The Company employs a dual strategy in managing its loan portfolio.  The Company continues to focus its efforts on reducing non-performing loans, seeking to either restructure specific non-performing credits or foreclose, obtain title, and transfer the loan to OREO where we can take control of and liquidate the underlying collateral.  For new loan originations, the Company continues to be conservative in its underwriting criteria, resulting in a higher quality loan origination process.  The Company’s ratio of non-performing loans to total loans remained stable at 7.75% compared to December 31, 2009 with loan repayments and transfers to OREO being offset with new non-accrual loans.

The Company remains strongly focused on its cost structure.  Non-interest expense for the current quarter compared to the second quarter of 2010 decreased $157,000, or 1.6%, and $802,000, or 7.8%, compared to the prior year quarter.  Non-interest expense for the nine months ended September 30, 2010 compared to the prior year period decreased $1.1 million, or 3.7%.

Efforts to grow while diversifying and to expand and deepen client relationships continue but remain constrained by current economic conditions.  The Company has succeeded in increasing targeted growth segments in its portfolio, including commercial and industrial, commercial real estate – owner occupied, and multifamily, to comprise 49.6% of the commercial loan portfolio at September 30, 2010, up from 46.8%, 39.4%, and 35.6% at December 31, 2009, 2008, and 2007, respectively.  The Company expects to benefit further from this diversification effort once business owners resume borrowing and their line of credit usage moves higher.  The Company’s focus on deepening relationships has emphasized core deposit and relationship-oriented time deposit growth which has resulted in an $80.1 million, or a 9.4%, increase in deposits since December 31, 2009.

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Pre-tax, Pre-Provision Earnings from Core Operations 1

The Company’s pre-tax, pre-provision earnings from core operations totaled $2.3 million for the third quarter of 2010 compared to $2.8 million for the second quarter of 2010 and $3.1 million for the third quarter of 2009.  The current low interest rate environment, relatively flat yield curve, and increase in non-accrual loans reduced the Company’s net interest income during the current quarter.  In addition, lower service charges and other fees due to recent regulatory changes also impacted earnings for the quarter.

For the nine months ended September 30, 2010, pre-tax, pre-provision earnings from core operations was stable at $8.0 million when compared to the nine months ended September 30, 2009.  The 2010 year to date period included lower compensation and employee benefits expense, net occupancy expense, and marketing expenses, partially offset by an increase in professional fees related to the current year’s proxy contest and moderately lower levels of net interest income and fee related non-interest income.

Net Interest Income and Net Interest Margin

	QE 9/30/10	QE 6/30/10	QE 9/30/09
	(Dollars in thousands)
Net interest margin	3.54%	3.79%	3.74%
Interest rate spread	3.42	3.66	3.58
Net interest income	$8,886	$9,329	$9,396
Average assets:
Yield on interest-earning assets	4.56%	4.84%	5.01%
Yield on loans receivable	4.90	5.10	5.12
Yield on investment securities	3.93	4.24	4.83
Average interest-earning assets	$997,279	$987,801	$996,382
Average liabilities:
Cost of interest-bearing liabilities	1.14%	1.18%	1.43%
Cost of interest-bearing deposits	1.02	1.07	1.25
Cost of borrowed funds	2.45	2.34	2.55
Average interest-bearing liabilities	$899,682	$878,660	$887,298

The net interest margin decreased 25 basis points to 3.54% for the third quarter of 2010 from 3.79% for the second quarter of 2010 and 20 basis points from 3.74% for the third quarter of 2009.  Net interest income decreased for the third quarter of 2010 compared to the second quarter of 2010 and the third quarter of 2009.  The net interest margin was negatively impacted compared to the second quarter of 2010 by lower yields on loans receivable and investment securities, as well as the Bank having higher levels of liquidity due to a combination of strong deposit growth and loan portfolio shrinkage.  The yield on loans receivable decreased due to several large payoffs and a reduction in interest income related to new non-accrual loans.  The yield on investment securities declined due to reinvesting maturing investment securities and loan payoff proceeds in lower yielding investments as market interest rates

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings from core operations is provided on page 14 in the attached tables

CFS Bancorp, Inc. - Page 4 of 14

declined significantly to new lows.  The decrease in earning asset yields was partially offset by a five basis point decrease in the cost of interest-bearing deposits.

Interest income decreased 3.8% to $11.5 million for the third quarter of 2010 compared to $11.9 million for the second quarter of 2010 and 8.9% from $12.6 million for the third quarter of 2009.  These decreases are primarily due to the current low interest rate environment which reduced the yields on interest-earning assets.  In addition, the Bank is currently holding higher levels of short-term liquid investments due to the lack of superior investment alternatives in the current interest rate environment.

Interest expense was stable at $2.6 million for the third quarter of 2010 compared to the second quarter of 2010 and decreased 19.1% from $3.2 million for the third quarter of 2009.  Interest expense was positively affected by a 26.4% increase in the average balance of noninterest-bearing deposit accounts from the third quarter of 2009, continued disciplined pricing on new deposits, the repricing of existing certificates of deposit at lower interest rates, and a reduction in the average balances of Federal Home Loan Bank (FHLB) borrowed funds.

Non-Interest Income and Non-Interest Expense

Excluding net gain on sale of investment securities, non-interest income decreased $114,000, or 5.1%, from the second quarter of 2010 due to reduced service charges and other fees as a result of recent regulatory changes affecting deposit account overdraft activity and a decrease in income from bank-owned life insurance.  Non-interest income, excluding net gain on sale of investment securities, decreased $143,000, or 6.3%, from the third quarter of 2009 primarily due to reduced levels of service charges and other fees as the recent regulatory changes impacted deposit account service charges and clients conscientiously reducing their usage of overdraft services.

Non-interest expense for the third quarter of 2010 decreased 1.6% to $9.4 million compared to $9.6 million for the second quarter of 2010 primarily due to decreases in severance expense totaling $349,000 and professional fees totaling $233,000.  Partially offsetting these decreases was a $159,000 increase in compensation and employee benefits expense primarily related to higher incentive accruals.  In addition, OREO related expenses increased $217,000 compared to the second quarter of 2010 primarily due to downward valuation adjustments recorded on certain commercial real estate properties that have been obtained through foreclosure.

Non-interest expense for the third quarter of 2010 decreased 7.8% to $9.4 million compared to $10.2 million for the third quarter of 2009.  Efforts to control discretionary costs have resulted in significant reductions in most non-interest expense categories.  OREO related expenses decreased $864,000 for the third quarter of 2010 compared to the prior year quarter due to the establishment of higher valuation allowances during the third quarter of 2009.  Professional fees decreased $150,000 during the third quarter of 2010 compared to the comparable 2009 quarter as a result of various corporate matters and costs associated with the 2009 derivative shareholder action.  Net occupancy expense decreased $72,000 as the Bank vacated leased space during 2009 and more fully utilized space in existing buildings.

Partially offsetting the above favorable decreases in non-interest expense from the third quarter of 2009, the Company’s compensation and employee benefits increased $204,000.  This increase is primarily a result of a $600,000 reduction in incentive compensation accruals during the third quarter of 2009 as expected targeted goals would not be met.  During the third quarter of 2010, the estimate of

CFS Bancorp, Inc. - Page 5 of 14

current retirement plan expense was lower by $196,000 and medical costs decreased $190,000 due to lower claims expense compared to the third quarter of 2009.

Income Tax Expense

Income tax expense totaled $188,000 in the current quarter, equal to an effective tax rate of 17.9%, compared to a tax benefit rate of 39.2% reported in the third quarter of 2009.

Asset Quality

	9/30/10	6/30/10	9/30/09
	(Dollars in thousands)
Non-performing loans (NPL)	$56,098	$56,482	$55,980
Non-performing assets (NPA)	80,309	68,307	63,401
NPL / total loans	7.75%	7.47%	7.48%
NPA / total assets	7.17	6.24	5.88
Allowance for loan losses (ALL)	$17,485	$17,608	$20,799
ALL / total loans	2.41%	2.33%	2.78%
ALL / NPL	31.17	31.17	37.15
Provision for loan losses for the quarter ended	$525	$817	$9,430
Net charge-offs for the quarter ended	648	3,611	3,565

Total non-performing loans were relatively stable at $56.1 million at September 30, 2010 compared to $56.5 million at June 30, 2010.  The ratio of non-performing loans to total loans increased to 7.75% during the quarter compared to June 30, 2010 primarily due to a decrease in total loans.  Total non-performing loans decreased during the third quarter of 2010 due to the repayment of a $1.9 million impaired commercial construction and land development purchased participation from the sale of the collateral and a $750,000 principal reduction for a separate impaired commercial construction and land development purchased participation.  In addition, three impaired commercial purchased participations with carrying values of $12.3 million were transferred to OREO during the third quarter of 2010.  Offsetting these decreases during the quarter were the transfer to non-accrual status of two non-owner occupied commercial real estate loans totaling $10.1 million that were modified during the quarter and met the definition of a troubled debt restructuring, and are performing in accordance with their modified terms, two owner occupied commercial real estate loans totaling $3.9 million, one commercial construction and land development loan totaling $767,000, and 16 residential real estate loans and HELOCs totaling $1.3 million.

In addition, at September 30, 2010, the Bank had $10.8 million of loan modifications meeting the definition of a troubled debt restructuring that were performing in accordance with their modified terms and accruing interest.  These loan modifications, and the ones noted in the above paragraph, included short-term extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations.

Net charge-offs during the current quarter included $462,000 related to residential real estate loans and HELOCs, $54,000 related to a $1.2 million impaired commercial construction and land development loan, and $41,000 related to an impaired non-owner occupied commercial real estate loan

CFS Bancorp, Inc. - Page 6 of 14

that was transferred to OREO during the quarter at its net realizable value of $2.8 million.  The decrease in the provision for loan losses in the current quarter compared to the prior year quarter is primarily due to $3.6 million of charge-offs and increased impairment reserves of $5.3 million identified during the third quarter of 2009.

The ratio of allowance for loan losses to total loans increased to 2.41% at September 30, 2010 compared to 2.33% at June 30, 2010 as a result of a reduction in total loans from the above mentioned payoffs and transfers to OREO.  In addition, total loans decreased when a performing $5.1 million commercial real estate – multifamily participation loan was repaid during the quarter bringing the total paydowns on purchased participations to $7.9 million during the third quarter of 2010.  When management determines a non-performing collateral dependent loan has a collateral shortfall, management will immediately charge off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral).  As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans have been affected by partial charge-offs of $7.3 million recorded on $16.2 million of collateral dependent non-performing loans through September 30, 2010 and impairment reserves totaling $7.5 million on other non-collateral dependent non-performing participation loans at September 30, 2010.

Balance Sheet and Capital

	9/30/10	6/30/10	12/31/09
	(Dollars in thousands)
Assets:
Total assets	$1,119,479	$1,095,280	$1,081,515
Loans receivable, net of unearned fees	724,137	756,052	762,386
Investment securities	222,548	203,099	193,781

Liabilities and Equity:
Total liabilities	1,005,599	982,507	971,142
Deposits	929,856	899,482	849,758
Borrowed funds	64,199	73,106	111,808
Shareholders’ equity	113,880	112,773	110,373

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Loans Receivable

	9/30/10		6/30/10		12/31/09
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$71,403	9.9%	$70,208	9.3%	$78,600	10.3%
Commercial real estate – owner occupied	98,440	13.6	95,989	12.7	99,559	13.1
Commercial real estate – non-owner occupied	207,787	28.7	214,452	28.4	218,329	28.6
Commercial real estate – multifamily	70,318	9.7	79,382	10.5	63,008	8.3
Commercial construction and land development	35,889	4.9	50,951	6.7	55,733	7.3
Total commercial loans	483,837	66.8	510,982	67.6	515,229	67.6

Retail loans:
One-to-four family residential	178,769	24.7	183,823	24.3	185,293	24.3
Home equity lines of credit	55,840	7.7	56,016	7.4	56,911	7.5
Retail construction and land development	4,085	.6	3,513	0.5	3,401	.4
Other	1,606	.2	1,718	0.2	1,552	.2
Total retail loans	240,300	33.2	245,070	32.4	247,157	32.4

Total loans receivable, net of unearned fees	$724,137	100.0%	$756,052	100.0%	$762,386	100.0%

Total loan fundings during the nine months ended September 30, 2010 were $46.2 million, which were more than offset by loan payoffs and repayments of $58.4 million, gross charge-offs of $5.1 million, and transfers to OREO of $16.7 million.  Through the execution of our Strategic Growth and Diversification Plan, we continue to diversify our loan portfolio and reduce loans not meeting our current defined risk tolerance.  The Company has increased its targeted segments of the loan portfolio, including commercial and industrial, commercial real estate – owner occupied, and multifamily, to comprise 49.6% of the commercial loan portfolio at September 30, 2010.  During 2010, these targeted segments were impacted by loan payoffs including four commercial and industrial payoffs totaling $7.2 million, two commercial real estate – owner occupied loan payoffs totaling $5.1 million, and two commercial real estate – multifamily loan payoffs totaling $5.0 million.  In addition, one performing commercial real estate – multifamily purchased participation loan totaling $5.1 million was repaid during the third quarter.  At September 30, 2010, the balance of loan participations purchased decreased to $26.5 million from $46.8 million at June 30, 2010 as a result of this and other previously discussed payoffs and the previously discussed transfers to OREO.  Since December 31, 2009, commercial construction and land development and non-owner occupied commercial real estate loans decreased by $30.4 million, or 11.1%, primarily due to five loan payoffs totaling $10.5 million and transfers to OREO totaling $15.9 million.

At September 30, 2010, the Bank had $4.4 million of conforming one-to-four family mortgage loans held for sale that were originated during the current quarter.  The Bank intends to sell these loans into the secondary market on a servicing-retained basis in the fourth quarter of 2010.

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Deposits

	9/30/10	6/30/10	12/31/09
	(Dollars in thousands)
Core deposits:
Noninterest-bearing checking	$94,927	$84,137	$89,261
Interest-bearing checking	123,381	110,062	106,013
Money market accounts	144,610	140,578	136,411
Savings accounts	121,732	119,029	113,865
Subtotal core deposits	484,650	453,806	445,550
Certificates of deposit	399,350	392,639	354,401
Subtotal non-municipal deposits	884,000	846,445	799,951
Municipal core deposits	39,493	40,206	38,993
Municipal certificates of deposit	6,363	12,831	10,814
Subtotal municipal deposits	45,856	53,037	49,807
Total deposits	$929,856	$899,482	$849,758

The Company has continued its success in growing deposits through many channels including enhancing its brand recognition within its communities, offering attractive deposit products, bringing in new client relationships by meeting all of their banking needs, and holding its experienced sales team accountable for growing deposits and relationships.  The Company increased its core deposits by $30.8 million, which included increases of $10.8 million in noninterest-bearing checking deposits and $13.3 million in interest-bearing checking deposits primarily related to a new deposit relationship with a trust company.  As previously mentioned, increasing core deposits is reflective of our success in deepening our client relationships, one of our core Strategic Plan objectives.  The increase in certificates of deposit from December 31, 2009 is primarily related to a successful relationship-based marketing effort for these products.

While the Company maintains strong relationships with its municipal clients, and municipal deposits continue to comprise an important funding source, management is planning to lower its reliance on such funds over time in anticipation that the current recession’s impact on municipalities and other government-related entities may result in lower municipal deposit levels.

Borrowed Funds

	9/30/10	6/30/10	12/31/09
	(Dollars in thousands)
Short-term variable-rate borrowed funds and repurchase agreements	$13,931	$13,684	$24,299
FHLB borrowed funds	50,268	59,422	87,509
Total borrowed funds	$64,199	$73,106	$111,808

Borrowed funds continued to decrease as the Company continues to strengthen its balance sheet funding position and enhance its liquidity position through heavier focus on deposit gathering and repaying maturing FHLB advances.

CFS Bancorp, Inc. - Page 9 of 14

Shareholders’ Equity

Shareholders’ equity at September 30, 2010 was $113.9 million compared to $110.4 million at December 31, 2009.  The increase was primarily due to $2.5 million of net income for the year to date period, a decrease in the unrealized loss on investment securities available-for-sale, net of tax, of $1.1 million, and vesting of restricted stock awards of $168,000, offset by cash dividends declared of $327,000.

At September 30, 2010, the Company’s tangible common equity was $113.9 million, or 10.17% of tangible assets compared to $110.4 million, or 10.21% of tangible assets at December 31, 2009.  At September 30, 2010, the Bank’s tangible, core, and risk-based capital ratios exceeded “minimum” and “well capitalized” regulatory capital requirements.

Results for the Nine Months Ended September 30, 2010

Diluted earnings per share totaled $.24 for the nine months ended September 30, 2010 compared to a net loss per share of $(.24) for the 2009 period.  For the nine months ended September 30, 2010, net income totaled $2.5 million compared to a net loss of $(2.5) million for the 2009 period.

Net interest income was relatively stable at $27.7 million for the nine months ended September 30, 2010 and $27.9 million for the comparable 2009 period.  The six basis point improvement in the net interest margin to 3.74% in 2010 compared to the prior year period was partially offset by a 2.4% decline in the average balance of interest-earning assets.

The provision for loan losses for the nine months ended September 30, 2010 was $3.1 million compared to $10.8 million for the comparable 2009 period.  The large decrease in the provision for loan losses in the current year was due to the lower level of charge-offs and impairment reserves compared to the prior year.  Other factors included the shrinkage in the total loan portfolio, decrease in the level of non-performing loans, and change in the loan portfolio mix as the higher risk commercial construction and land development loans continue to decrease as a percentage of the portfolio.

Non-interest income totaled $6.9 million for the nine months ended September 30, 2010 compared to $7.7 million for the 2009 period.  Higher card-based fees and income from bank-owned life insurance was more than offset by lower gains on sale of investment securities, service charges and other fees, and other income.  Service charges and other fees were impacted by lower retail overdraft activity and credit enhancement fee income related to non-owner occupied commercial real estate lending as the Company is not actively pursuing this product.  Other income was down primarily due to income related to certain viatical investments recorded in the 2009 period.

Non-interest expense decreased 3.7% to $28.5 million for the nine months ended September 30, 2010 from $29.6 million for the comparable 2009 period.  The Company’s successful cost control initiatives resulted in decreases in almost all operating expense categories including a 5.6% reduction in compensation and employee benefits, primarily due to lower retirement and medical plan costs.  Credit related costs decreased $717,000 in 2010 due to fewer OREO valuation reserves and the absence of the prior year FDIC special insurance premium assessment totaling $495,000.  These expense reductions were partially offset by $528,000 of severance and early retirement expense and $417,000 of increased professional fees related to certain corporate matters including the current year’s proxy contest.

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Income tax expense totaled $475,000 during the nine months ended September 30, 2010 which equals an effective tax rate of 15.7%, compared to an income tax benefit of $(2.3) million, or a tax benefit rate of 47.1%, reported for the 2009 period.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful.  The Bank has 23 offices throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana.  The Company’s website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding successful execution of the Company’s strategy and its Strategic Growth and Diversification Plan, current regulatory capital and equity ratios, diversification of the loan portfolio, deepening client relationships, levels of core deposits, non-performing asset levels, credit-related costs, revenue growth and levels of earning assets, general economic and competitive conditions nationally and within its core market area, cost savings initiatives, levels of provision for the allowance for loan losses and charge-offs, loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, interest rate environment, and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and other filings with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or are not historical or current facts, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements unless required to under the federal securities laws.

#   #   #

SELECTED CONSOLIDATED FINANCIALS AND OTHER DATA FOLLOW

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CFS BANCORP, INC.
Consolidated Statements of Income (Loss) (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Interest income:	2010	2010	2009	2010	2009
Loans	$9,199	$9,626	$9,648	$28,503	$29,400
Investment securities	2,176	2,163	2,742	6,552	8,805
Other	90	123	195	337	575
Total interest income	11,465	11,912	12,585	35,392	38,780

Interest expense:
Deposits	2,143	2,146	2,431	6,342	8,276
Borrowed funds	436	437	758	1,392	2,598
Total interest expense	2,579	2,583	3,189	7,734	10,874
Net interest income	8,886	9,329	9,396	27,658	27,906
Provision for loan losses	525	817	9,430	3,052	10,767
Net interest income (loss) after provision for loan losses	8,361	8,512	(34)	24,606	17,139

Non-interest income:
Service charges and other fees	1,290	1,320	1,479	3,830	4,154
Card-based fees	475	486	429	1,398	1,249
Commission income	40	46	56	140	197
Net gain on sale of investment securities	–	–	321	456	1,041
Net gain (loss) on sale of other assets	2	11	(15)	14	(21)
Income from bank-owned life insurance	217	262	218	702	552
Other income	112	125	112	392	504
Total non-interest income	2,136	2,250	2,600	6,932	7,676

Non-interest expense:
Compensation and employee benefits	4,709	4,550	4,505	13,928	14,758
Net occupancy expense	691	651	763	2,097	2,410
FDIC insurance premiums and OTS assessments	623	668	574	1,891	1,540
Professional fees	512	745	662	1,850	1,433
Furniture and equipment expense	488	526	526	1,547	1,581
Data processing	443	443	407	1,316	1,246
Marketing	189	216	155	519	571
OREO related expense	479	262	1,343	1,377	1,754
Loan collection expense	156	153	290	478	818
Severance and early retirement costs	88	437	–	528	–
FDIC special insurance premium assessment	–	–	–	–	495
Other	1,068	952	1,023	2,990	3,013
Total non-interest expense	9,446	9,603	10,248	28,521	29,619

Income (loss) before income taxes	1,051	1,159	(7,682)	3,017	(4,804)
Income tax expense (benefit)	188	178	(3,011)	475	(2,264)

Net income (loss)	$863	$981	$(4,671)	$2,542	$(2,540)

Basic earnings (loss) per share	$.08	$.09	$(.44)	$.24	$(.24)
Diluted earnings (loss) per share	$.08	$.09	$(.44)	$.24	$(.24)

Weighted-average common and common share
equivalents outstanding:
Basic	10,657,719	10,640,347	10,603,828	10,626,890	10,563,814
Diluted	10,707,163	10,721,909	10,695,719	10,701,072	10,674,247

CFS Bancorp, Inc. - Page 12 of 14

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2010	2010	2009	2009
ASSETS
Cash and amounts due from depository institutions	$23,098	$22,232	$24,041	$22,040
Interest-bearing deposits	29,120	9,411	387	261
Cash and cash equivalents	52,218	31,643	24,428	22,301

Investment securities available-for-sale, at fair value	210,717	190,893	188,781	205,877
Investment securities held-to-maturity, at cost	11,831	12,206	5,000	6,000
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944	23,944

Loans receivable, net of unearned fees	724,137	756,052	762,386	748,464
Allowance for loan losses	(17,485)	(17,608)	(19,461)	(20,799)
Net loans	706,652	738,444	742,925	727,665

Mortgage loans held-for-sale, at fair value	4,425	–	–	–
Accrued interest receivable	3,315	3,486	3,469	3,614
Other real estate owned	24,211	11,825	9,242	7,421
Office properties and equipment	20,611	20,383	20,382	20,612
Investment in bank-owned life insurance	35,273	35,060	34,575	36,662
Net deferred tax assets	17,130	17,568	18,036	16,997
Prepaid expenses and other assets	9,152	9,828	10,733	7,327
Total assets	$1,119,479	$1,095,280	$1,081,515	$1,078,420

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$929,856	$899,482	$849,758	$847,178
Borrowed funds	64,199	73,106	111,808	105,357
Advance payments by borrowers for taxes and insurance	5,952	4,186	4,322	7,349
Other liabilities	5,592	5,733	5,254	9,037
Total liabilities	1,005,599	982,507	971,142	968,921

Shareholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,851,724, 10,846,650, 10,771,061 and
10,773,173 shares outstanding	234	234	234	234
Additional paid-in capital	187,075	187,221	188,930	188,930
Retained earnings	82,783	82,028	80,564	78,675
Treasury stock, at cost; 12,571,582, 12,576,656, 12,652,245 and
12,650,133 shares	(155,022)	(155,168)	(157,041)	(157,041)
Accumulated other comprehensive loss, net of tax	(1,190)	(1,542)	(2,314)	(1,299)
Total shareholders' equity	113,880	112,773	110,373	109,499

Total liabilities and shareholders' equity	$1,119,479	$1,095,280	$1,081,515	$1,078,420

CFS Bancorp, Inc. - Page 13 of 14

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

		September 30,	June 30,		December 31,	September 30,
		2010	2010		2009	2009
Book value per share		$10.49	$10.40		$10.25	$10.16
Shareholders' equity to total assets		10.17%	10.30%		10.21%	10.15%
Tangible capital ratio (Bank only)		8.91	9.05		8.88	8.63
Core capital ratio (Bank only)		8.91	9.05		8.88	8.63
Risk-based capital ratio (Bank only)		13.21	12.81		12.35	11.91
Common shares outstanding		10,851,724	10,846,650		10,771,061	10,773,173
Employees (FTE)		315	316		312	308
Number of branches		23	23		23	23

	Three Months Ended				Nine Months Ended
	September 30,	June 30,	September 30,		September 30,	September 30,
	2010	2010	2009		2010	2009
Average Balance Data:
Total assets	$1,111,642	$1,089,864	$1,089,110		$1,095,045	$1,101,028
Loans receivable, net of unearned fees	744,316	757,478	747,828		754,145	750,930
Interest-earning assets	997,279	987,801	996,382		989,290	1,013,786
Deposits	917,642	893,790	840,417		892,288	836,566
Interest-bearing deposits	829,988	804,876	771,076		802,247	770,647
Non-interest bearing deposits	87,654	88,914	69,341		90,041	65,919
Interest-bearing liabilities	899,682	878,660	887,298		882,260	906,786
Shareholders' equity	113,145	111,844	115,411		112,061	113,155
Performance Ratios (annualized):
Return on average assets	0.31%	0.36%	(1.70	) %	0.31%	(0.31	) %
Return on average equity	3.03	3.52	(16.06)		3.03	(3.00)
Average yield on interest-earning assets	4.56	4.84	5.01		4.78	5.11
Average cost of interest-bearing liabilities	1.14	1.18	1.43		1.17	1.60
Interest rate spread	3.42	3.66	3.58		3.61	3.51
Net interest margin	3.54	3.79	3.74		3.74	3.68
Non-interest expense to average assets	3.37	3.53	3.73		3.48	3.60
Efficiency ratio (1)	85.72	83.01	87.66		83.59	85.70

Cash dividends declared per share	.01	.01	.01		.03	.03
Market price per share of common stock
for the period ended:
Closing	$4.56	$4.88	$4.68		$4.56	$4.68
High	4.92	6.24	4.68		6.24	4.80
Low	4.18	4.50	3.75		3.02	1.75

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest icome and non-interest
income, excluding net gain on sales of investment securities and other assets.

CFS Bancorp, Inc. - Page 14 of 14

CFS BANCORP, INC.
Reconciliation of Income (Loss) Before Income Taxes to Pre-Tax, Pre-Provision Earnings from Core Operations
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Income (loss) before income taxes	$1,051	$1,159	$(7,682)
Provision for loan losses	525	817	9,430
Pre-tax, pre-provision earnings	1,576	1,976	1,748

Add back (subtract):
Net gain on sale of investment securities	–	–	(321)
Net (gain) loss on sale of other assets	(2)	(11)	15
OREO related expense	479	262	1,343
Loan collection expense	156	153	290
Severance and early retirement expense	88	437	–

Pre-tax, pre-provision earnings from core operations	$2,297	$2,817	$3,075

Pre-tax, pre-provision earnings from core operations
to average assets	.82%	1.04%	1.12%

		Nine Months Ended
		September 30,	September 30,
		2010	2009
Income (loss) before income taxes		$3,017	$(4,804)
Provision for loan losses		3,052	10,767
Pre-tax, pre-provision earnings		6,069	5,963

Add back (subtract):
Net gain on sale of investment securities		(456)	(1,041)
Net (gain) loss on sale of other assets		(14)	21
OREO related expense		1,377	1,754
Loan collection expense		478	818
Severance and early retirement expense		528	–
FDIC special insurance premium assessment		–	495

Pre-tax, pre-provision earnings from core operations		$7,982	$8,010

Pre-tax, pre-provision earnings from core operations
to average assets		.97%	.97%

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry.  Management uses certain non-GAAP financial measures to evaluate the Company's financial performance and has provided the non-GAAP financial measures of pre-tax, pre-provision earnings from core operations and pre-tax, pre-provision earnings from core operations to average assets.  In these non-GAAP financial measures, the provision for loan losses, OREO related expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other assets, severance and early retirement expense, and FDIC special insurance premium assessment are excluded from the determination of core operating results.  Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from core operations period to period and allows us and others to assess the Company's ability to generate earnings to cover credit costs.  Although these non-GAAP financial measures are intended to enhance investors understanding of the Company's business performance, these should not be considered as an alternative to GAAP.